Exhibit 99
News Release
Axalta Coating Systems 50 Applied Bank Blvd Suite 300 Glen Mills, PA 19342 USA	Investor Contact Christopher Evans D +1 484-724-4099 Christopher.Evans@axalta.com	Media Contact Robert Donohoe D +1 267-756-3803 Robert.Donohoe@axalta.com

For Immediate Release

Axalta Names Mary S. Zappone to Board of Directors

Steven M. Chapman to Step Down from Axalta Board

GLEN MILLS, Pa., October 26, 2023 – Axalta Coating Systems Ltd. (NYSE: AXTA), a leading global coatings company, today announced that Mary S. Zappone, current Chief Executive Officer of Sundyne LLC, a leader in the design and manufacture of mission-critical pumps and compressors, has been appointed to Axalta’s Board of Directors as an independent director, effective as of October 25, 2023. She will serve on the Audit and Environment, Health, Safety and Sustainability Committees. Axalta also announced that Steven M. Chapman has decided that he will not stand for re-election at Axalta’s 2024 Annual General Meeting of Members.

“We are pleased to welcome Mary to our Board of Directors,” said Rakesh Sachdev, Axalta’s Board Chair. “We’re looking forward to leveraging her deep expertise across a wide range of industrial sectors, including chemicals, energy infrastructure, manufacturing, and distribution. We expect that her experience and leadership will help us further position Axalta as a leader in our key end markets and in product and service innovations that drive growth for our business and our shareholders.”

Chris Villavarayan, Axalta’s Chief Executive Officer and President added, “Mary is joining Axalta at an exciting time as we continue our focus on market leadership, profitable growth and value creation. She has an impressive track record of growing businesses across sectors that are important to Axalta. We believe that her experience as a CEO and as a chemical engineer will be a strong complement to our Board. We are thrilled to have Mary’s partnership as we look to execute on our global growth plans.”

Sachdev added, “On behalf of our entire Board, I want to thank Steve for his leadership and commitment to Axalta during his tenure. His experience, particularly his global and operational insight, has helped guide Axalta’s continued evolution and growth trajectory. We appreciate his many contributions.”

With the appointment of Zappone, Axalta’s Board of Directors will be composed of 11 directors, seven of whom have been appointed to the Board since the beginning of 2020. Axalta’s directors bring unique backgrounds and experiences in areas important to the company’s business, including executive leadership, finance, audit, information technology and global operations, and in relevant industries, including specialty chemicals, and Axalta’s end markets.

About Mary S. Zappone

Zappone has served as CEO of Sundyne – a global leader in the design and manufacture of mission critical pumps and compressors for the chemicals, industrials, and energy markets, including renewables and decarbonization – since July 2021. She has more than 20 years of leadership experience in growing industrial companies across a variety of sectors including chemical, energy infrastructure, manufacturing, and distribution and equipment rental. Prior to joining Sundyne she was the CEO and a board member of Brace Industrial Group, a nationwide provider of scaffolding, insulation, painting, coating and fire-proofing services to industrial clients. Before that, Zappone was the president and CEO of Service Champ, a large independent distributor of automotive parts and accessories. She has also served as President and CEO of RecoverCare, as president of Alcoa’s Oil & Gas products business, and has held several leadership positions at Tyco, GE, McKinsey & Company and ExxonMobil. Zappone earned a bachelor’s degree in chemical engineering from Johns Hopkins Whiting School of Engineering and an M.B.A. in finance and marketing from Columbia Business School.

About Axalta

Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful, and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity, and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 130 countries better every day with the finest coatings, application systems and technology. For more information, visit axalta.com and follow us on Facebook, LinkedIn and @axalta on Twitter.

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